Exhibit 99.1

DAVID VANDERVEEN JOINS NEWAGE

AS CHIEF OPERATING OFFICER

DENVER, COLORADO, January 13, 2020 - NewAge Beverages Corporation (Nasdaq: NBEV), the Colorado-based healthy products company, today announced that David Vanderveen has joined NewAge as the newly appointed chief operating officer effective immediately.

David Vanderveen has been an accomplished industry leader in the Direct Selling industry for over 20 years. He was the founder and chief executive officer of XS Energy, a portfolio of energy drinks and sports nutrition products, which he sold to Amway in 2015 and became Amway’s fastest growing brand and category in their portfolio worldwide with annual sales of almost $500 million. Since the sale of XS Energy, he has been operating as a senior executive within Amway leading the expansion of the brand to more than 60 countries. Mr. Vanderveen commented, “partnering with a world class company like Amway and their business owners has been a highlight and an incredibly enriching and rewarding experience. We were fortunate to have had such success supporting the growth and development of millions of entrepreneurs around the globe with one of the most innovative functional beverage and sports nutrition brands. Our work together transforming direct selling has been foundational to my view of what’s possible in the new world of brand building.”

Most recently Mr. Vanderveen joined the board of RX3 Ventures and is an investor together with Byron Roth and Nathan Raabe from Roth Capital, and Aaron Rodgers, the quarterback of the Green Bay Packers. RX3 Ventures is a consumer-focused investment fund based in Orange County, California that partners with consumer brands to maximize growth by leveraging its unique network of partners and influencers. RX3 Ventures’ current portfolio companies include Hims, CorePower Yoga, Hydrow, Mack Weldon, Tocaya Organica, Kitu, Privé Revaux and others. Mr. Vanderveen intends to maintain his investment interest in the fund and NewAge may act as a distribution extension arm of RX3 on selected brands in the future.

Mr. Vanderveen is a leading social media presence and influencer in the direct selling industry, known and respected worldwide. He is an accomplished author and speaker with numerous published articles, books, films, and podcasts to his credit. Mr. Vanderveen continued, “NewAge is the next logical step for me, to build on my success with XS Energy, Amway, and my work with RX3 Ventures. I have a shared vision with Brent Willis and his team on how digital and social commerce platforms will transform brand building, and I intend to support the building of NewAge into one of the preeminent omni-channel businesses worldwide.”

Brent Willis commented, “We are incredibly excited to have Dave join NewAge. His reputation speaks for itself. His track record of successfully driving transformative organic growth is unparalleled, along with his knowledge of how to convert traditional direct selling into experiential marketing machines. We have spent the past three years creating the platform at NewAge, such that someone like Dave, partnering with Julie Garlikov, our new CMO and the rest of our team, can now really leverage it to deliver superior growth and return for shareholders.”

About NewAge Beverages Corporation (NASDAQ: NBEV)

NewAge is a Colorado-based healthy products company dedicated to inspiring and educating consumers to "live healthy." The Company is the only omni-channel company with access to traditional retail, e-commerce, direct-to-consumer, and medical channels across 60 countries around the world. NewAge is also the only one-stop-shop of healthy beverages and includes the brands Nestea, Illy Coffee, Volvic, Evian, Tahitian Noni, TeMana, Búcha Live Kombucha, Marley, and others. NewAge competes in the growth segments of the >$1 trillion-dollar non-alcoholic beverage industry and has become one of the largest non-alcoholic healthy beverage companies in the world.

The Company operates the websites www.newagebev.com, www.newagebev.us, www.morinda.com, www.bwrgroup.com, www.mybucha.com, www.xingtea.com, www.drinkmarley.com, www.nhancedcbd.com, and www.cocolibre.com.

NewAge has exclusively partnered with the world's 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company including statements regarding NewAge Beverage's expectation to see continued growth. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. NewAge Beverages competes in a rapidly growing and transforming industry, and other factors disclosed in the Company's filings with the Securities and Exchange Commission might affect the Company's operations. Unless required by applicable law, NBEV undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about NewAge Beverages Corporation please contact:

Media:

Desiree Rosa, MULTIPLY

Tel: 1-646-499-3306

NewAgeBev@wearemultip.ly

Investor Relations Counsel:

John Mills/Scott Van Winkle

ICR – Strategic Communications and Advisory

Tel: 1-646-277-1254/1-617-956-6736

newage@icrinc.com

NewAge Beverages Corporation:

Gregory A. Gould

Chief Financial Officer

Tel: 1-303-566-3030

Greg_Gould@NewAge.com